Exhibit 99.1

October 19, 2006

Enpath Medical Reports 22% Increase in Third Quarter Revenues
Company Earns $.06 Per Share
Conference Call Today at 3:30 PM CDT/4:30 PM EDT

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of proprietary products for blue-chip medical device companies operating worldwide, today reported improved third quarter results.

Third quarter financial highlights included:

•                  A 22% increase in revenues to $9.3 million compared with $7.7 million for the same quarter in 2005.

•                  Net income of $371,000 or $.06 per diluted share for the third quarter, compared with net income of $237,000 or $.04 per diluted share for the same quarter of 2005.   Net income in the current quarter included tax benefits recognized of approximately $210,000.

•                  A 41% increase in introducer product line revenues compared with the same quarter in 2005.

For the nine months ended September 30, 2006, financial highlights included:

•                  A 32% increase in revenues to $28.3 million compared with $21.5 million for the same period in 2005.

•                  Net income of $1,384,000 or $.22 per diluted share, compared with a net loss of $337,000, or $.06 per share for the same period in 2005.

•                  A 42% increase in introducer revenues compared with the same period of last year.

•                  Gross margins of 38% for 2006, up from 37% in the same period of 2005

“For the third quarter, once again, we achieved strong growth primarily due to strong introducer revenues,” said John C. Hertig, chief executive officer. “This strength in our Introducer product line allowed us to continue to invest heavily in our steerable catheter manufacturing processes throughout the third quarter.  Despite the catheter product line margin impact on our overall third quarter gross margins, we feel our continued investment in our advanced catheters is a key element of our product platform.  Our ultimate goal is to build a sound and profitable business in the steerable catheter market while developing proprietary stimulation lead delivery systems by integrating leads with the catheter technologies.  We believe we are making important strides and reaching key milestones toward achieving this goal.”

Revenue from the introducer product line increased 41% to $7.0 million compared with $5.0 million in the third quarter last year and increased 42% to $19.8 million compared with $14.0 million in 2005 on a year to date basis.  Revenue from the catheter product line decreased to $222,000 compared with $388,000 in the third quarter last year and increased 122% to $2.2 million compared with $1.0 million in 2005 on a year to date basis.  The third quarter year-over-year decrease reflected a lower than expected demand from our OEM partners.   Revenue from the stimulation leads product line for the quarter was $2.1 million, up from the $1.8 million in the second quarter of 2006, but down slightly from the $2.3 million recorded for the same quarter of 2005.  Revenue from the stimulation leads product line on a year to date basis were down 4% from $6.5 million in 2005 to $6.2 in 2006.

Gross margins for the quarter were 33% compared with 37% in the third quarter of 2005, and were lower primarily due to the Company’s costs related to starting up its catheter manufacturing product line.  Selling, general and administrative expenses totaled $1.6 million, or 17% of revenue, during the third quarter of 2006, as compared to $1.2 million, or 15% of revenue, recorded for the third quarter of 2005.  Stock-based compensation expenses of $110,000 and the recognition of additional rental expense on the new facility of $111,000 impacted the Company’s overall quarterly SG&A results when compared to the 2005 third quarter.  Research and development expenditures for the quarter totaled $1.2 million, or 13% of revenues, compared with $1.2 million in the third quarter of 2005, or 16% of revenues.

“Enpath continues to focus significant development and manufacturing resources on key new projects while maintaining, evolving and expanding current product lines” continued Mr. Hertig.  “We have a long list of steerable catheter projects in development which will be initiated upon completion of margin improvement projects currently underway in this area.  We are also enthusiastic about the market interest in our next generation epicardial stimulation system. Such a combination creates a unique value proposition for us and our customers by leveraging two of our core competencies to create a product that is a substantial technology advancement over currently available devices and should expand our overall potential market opportunities.”

As previously announced, the Company has been named as a defendant in a patent infringement action filed by Pressure Products Medical Supplies, Inc and was officially served in October.  The product identified as allegedly infringing the competitor’s patents is the Company’s FlowGuard™ valved introducer, which has been on the market for more than three years.  “As stated previously, we believe that this particular claim is without merit and intend to defend ourselves vigorously in this matter,” said Mr. Hertig.

2006 Outlook and Guidance

•                  Enpath reiterates its expectation for annual revenues to be approximately $36-37 million, resulting in overall revenue growth of 23-25% for full-year 2006 compared with 2005.

•                  As a percentage of revenue, the gross margin and operating expense outlook for the remainder of the year is expected to be comparable to the first nine months of 2006.

Conference Call Today

The Company will host a conference call today at 3:30 PM, CDT/4:30, EDT to discuss its financial results, outlook for the remainder of 2006 and current corporate developments.  To participate in the call dial (800) 257-3401 for domestic callers and (303) 262-2131 for international callers, then provide the Company name and John Hertig as the leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the Third Quarter 2006 Conference Call window.  A taped replay of the call will be available approximately one hour after the conclusion of the call until October 26, 2006, by calling (800) 405-2236 for domestic callers and (303) 590-3000 for international and referencing ID#11073753#.  An audio replay of the webcast will be archived on the Enpath website www.enpathmed.com until October 19, 2007.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s ability to effectively manufacture its products, specifically steerable catheters, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Unaudited
	09/30/06	12/31/05
Assets
Cash and cash equivalents	$1,503,703	$—
Inventory, receivables and prepaids	10,851,051	8,566,254
Other current assets	227,100	394,202
Property, plant and equipment, net	4,655,846	4,686,121
Goodwill	9,487,975	9,487,975
Intangible assets with finite lives and other	6,243,202	6,916,406
Total Assets	$32,968,877	$30,050,958

Liabilities & Shareholders’ Equity
Bank line of credit	$—	$—
Current liabilities	4,304,521	2,966,933
Long-term liabilities	1,066,122	2,058,316
Shareholders’ equity	27,598,234	25,025,709
Total Liabilities & Shareholders’ Equity	$32,968,877	$30,050,958

Income Statements (Unaudited)

	Three Months Ended		Nine Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
Net sales	$9,324,348	$7,669,486	$28,277,149	$21,479,897
Cost of sales	6,223,182	4,846,479	17,488,666	13,510,228
Gross profit	3,101,166	2,823,007	10,788,483	7,969,669

Operating expenses:
Research and development	1,211,262	1,207,206	4,153,593	4,177,345
Selling, general and administrative	1,600,881	1,169,760	4,695,223	4,092,471
Total operating expenses	2,812,143	2,376,966	8,848,816	8,269,816

Operating income (loss)	289,023	446,041	1,939,667	(300,147)

Other income (expense):
Interest expense	(44,468)	(73,272)	(143,206)	(197,425)
Interest income	4,417	—	8,268	—
Other	(1,802)	(7,480)	622	(21,433)
Total other income (expense)	(41,853)	(80,752)	(134,316)	(218,858)

Income (loss) before income taxes	247,170	365,289	1,805,351	(519,005)
Income tax (expense) benefit	123,913	(127,851)	(421,450)	181,652
Net income (loss)	$371,083	$237,438	$1,383,901	$(337,353)

Net income (loss) per common share:
Basic	$0.06	$0.04	$0.22	$(0.06)
Diluted	$0.06	$0.04	$0.22	$(0.06)

Weighted average common and common equivalent shares outstanding
Basic	6,239,599	5,973,107	6,178,799	5,940,639
Diluted	6,342,348	6,079,641	6,302,606	5,940,639